FILED PURSUANT TO
                                                                  RULE 424(B)(3)
                                                             FILE NO. 333-117367

            LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.
                      SUPPLEMENT NO. 1 DATED AUGUST 1, 2005
                      TO THE PROSPECTUS DATED MAY 23, 2005

     This prospectus supplement (this "Supplement") is part of, and should be read in conjunction with, the prospectus of Lightstone Value Plus Real Estate Investment Trust, Inc. (the "REIT"), dated May 23, 2005 (the "Prospectus"). This Supplement will be delivered with the Prospectus and should be read in conjunction therewith.

     The purpose of this Supplement is to disclose a change in our accountant and discuss advances that Lightstone SLP, LLC (the "SLP LLC") will make to Lightstone Value Plus REIT LP (the "Operating Partnership") until we achieve our minimum offering.

CHANGE IN ACCOUNTANT

     On June 24, 2005, the REIT dismissed Kamler, Lewis and Noreman LLP as its independent registered accounting firm and engaged Amper, Politziner & Mattia, P.C. in the same capacity.

ADVANCES BY THE SLP LLC

     As discussed in the Prospectus, the SLP LLC will purchase one special general partner interest in the Operating Partnership (each, an "SGP Interest") for every $1,000,000 in offering proceeds that we receive, at a cost of $100,000 each. The SLP will make these purchases concurrently with each closing on the sale of our common stock during our public offering.

     The Operating Partnership will use the proceeds from these sales to pay for organization and offering costs, including sales commissions earned by soliciting dealers. Until we reach the minimum offering of $10,000,000, however, we must deposit and maintain all sales proceeds in an escrow account and will not close any sales of our common stock or of the SGP Interests (such period of time, the "Escrow Period").

     In order to ensure that soliciting dealer commissions can be paid as they become due throughout the Escrow Period, the SLP LLC will advance to the Operating Partnership sufficient funds to pay any soliciting dealer fees that become due during that time. We will treat this interim financing as an advance on the subscription payments that the SLP LLC will make to purchase SGP Interests after we achieve the minimum. If we do not achieve the minimum offering, the SLP LLC will bear the loss and receive nothing for its advances.